EXHIBIT 10.1

STOCKHOLDERS AGREEMENT

AMONG

BANKNORTH GROUP INC.,

BERLIN DELAWARE INC.

AND

THE TORONTO-DOMINION BANK

DATED AS OF AUGUST 25, 2004

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Page
Section 5.11. Governing Law; Consent to Jurisdiction	19
Section 5.12. Interpretation	19
Section 5.13. Effectiveness	19

-ii-

STOCKHOLDERS AGREEMENT

          STOCKHOLDERS AGREEMENT dated as of August 25, 2004 among Banknorth Group, Inc., a Maine corporation (the “Company”), Berlin Delaware Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Banknorth Delaware”) and The Toronto-Dominion Bank, a Canadian chartered bank (“TD”).

          WHEREAS, the Company, Banknorth Delaware, TD and Berlin Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD (“Berlin Mergerco”) are entering into an Agreement and Plan of Merger, dated as of August 25, 2004 (the “Merger Agreement”), pursuant to and subject to the terms and conditions of which, among other things, (i) the Company will merge with and into Banknorth Delaware, with Banknorth Delaware surviving the Merger (the “Migratory Merger”) and (ii) immediately following the effectiveness of the Migratory Merger, Berlin Mergerco will merge with and into Banknorth Delaware with Banknorth Delaware surviving the merger (the “Acquisition Merger”); references in this Agreement to the “Company” shall include Banknorth Delaware from and after the Migratory Merger Effective Time (as defined in the Merger Agreement);

          WHEREAS, upon the closing of the Acquisition Merger (the “Closing”), TD will Beneficially Own (as defined herein), directly and/or through its Subsidiaries (as defined herein), 51% of the issued and outstanding Common Stock and the sole share of Class B Common Stock (as defined herein);

          WHEREAS, it is a condition to the obligations of each of the Company and TD to consummate the Acquisition Merger and the other transactions contemplated by the Merger Agreement that this Agreement shall have been duly executed and delivered by the Company and TD; and

          WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of Company Common Stock (as defined herein) to be Beneficially Owned by TD and its Affiliates following the Closing, as well as restrictions on certain activities in respect of the Company Common Stock, corporate governance and other related corporate matters.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

          Section 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its

Subsidiaries shall be deemed to be a Subsidiary or Affiliate of TD solely by virtue of TD’s ownership of the Company Common Stock, the election of Class B Directors nominated by it to the Board, the election of any other Directors nominated by the Nominating Committee of the Board or any other action taken by TD or its Affiliates which is permitted under this Agreement which may be deemed to constitute control of the Company, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

     “Agreement” means this Stockholders Agreement as it may be amended, supplemented, restated or modified from time to time.

     “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will TD or any of its Affiliates be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Sections 2.3 or 2.4 unless, and then only to the extent that, TD or such Affiliate shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that shares of Common Stock subject to options granted under Company benefit plans or shares of Common Stock (including derivative interests therein) otherwise issued under Company benefit plans to any Person who, at the time of the grant or issuance, was an officer or director of the Company or any of its Subsidiaries shall not solely for that reason be deemed to be Beneficially Owned by TD or any of its Affiliates; and provided, further, that securities Beneficially Owned by TD and its Affiliates shall not include, for any purpose under this Agreement, any Voting Securities or other securities held: by TD and its Subsidiaries in trust, managed, brokerage, custodial, nominee or other customer accounts; in mutual funds, open or closed end investment funds or other pooled investment vehicles sponsored, managed and/or advised or subadvised by TD or its Affiliates; or by Affiliates of TD (or any division thereof) which are broker-dealers or otherwise engaged in the securities business, provided that in each case, such securities were acquired in the ordinary course of business of their respective banking, investment management and securities business and not with the intent or purpose on the part of TD or its Affiliates of influencing control of the Company or avoiding the provisions of this Agreement. The term “Beneficially Own” shall have a correlative meaning.

     “Board” means the Board of Directors of the Company.

     “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Portland, Maine, USA or Toronto, Ontario, Canada.

     “By-Laws” means the By-Laws of the Company, as amended or supplemented from time to time.

     “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

     “Class A Director” means any Director then serving as such, other than a Class B Director.

     “Class B Common Stock” means the one share of Class B Common Stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization. In accordance with the terms of the Surviving Corporation Charter, such one share of Class B Common Stock (and any such securities issued in respect thereof, or in substitution therefor) may be Beneficially Owned only by TD and its Affiliates and shall not otherwise be Transferred. Any attempted Transfer in violation of the terms of the Class B Common Stock shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth herein, and shall not be recorded on the stock transfer books of the Company; provided, however, that upon any termination of this Agreement, such one share of Class B Common Stock (and any such securities issued in respect thereof, or in substitution therefor) shall be redeemed for $1.00 paid to the holder thereof, subject to the availability of lawful funds therefor, and upon such redemption shall be cancelled and retired and may not be reissued. The Class B Common Stock shall have no economic interest in the Company and shall have no voting rights, except for the right to elect Class B Directors pursuant to the terms hereof, or rights to receive dividends or any other distributions.

     “Class B Director” means any Person who is nominated and elected to serve as a Class B Director by the holder of the Class B Common Stock or is designated as a replacement for a Class B Director pursuant to the Surviving Corporation Charter and is then serving in such capacity. For the avoidance of doubt, nothing in this Agreement shall be deemed to relieve any Director of any duty that Director may have to any stockholder of the Company under applicable law.

     “Commission” means the United States Securities and Exchange Commission.

     “Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

     “Company Common Stock” means the Common Stock and the Class B Common Stock.

     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Section 2(e) of Regulation Y.

     “Designated Independent Director” means each of the four Independent Directors designated by the Board as such prior to the Effective Time and their respective successors who are nominated and designated as such by the Designated Independent Directors and the Nominating Committee in accordance with Section 4.1(b) and who are then serving in such capacity.

     “Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

     “Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination. The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than $5 million shall be determined by the Board (acting through a majority of the Designated Independent Directors) in its good faith judgment. The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by a majority of the Designated Independent Directors, whose determination shall be final and binding on the parties hereto. The fees and expenses of such investment bank shall be paid by the Company.

     “Going Private Transaction” means any transaction that would constitute a “Rule 13e-3 transaction” under paragraph (a)(3) of Rule 13e-3 promulgated under the Exchange Act as in effect on the date of this Agreement.

     “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

     “Incidental Acquisition” means an acquisition of control (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) of a Retail Bank in connection with any business combination involving a Person whose primary business is not the business of providing branch-based retail consumer and commercial banking services in the continental United States and not more than 50% of whose consolidated assets consist of Retail Banks; provided that the primary purpose of such acquisition is not to avoid the provisions of this Agreement.

     “Independent Director” means any Director who (i) is or would be an “independent director” with respect to the Company and with respect to TD pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section 10A of the Exchange Act (or any successor provisions) and (ii) is not a Class B Director or an Affiliate or a past or present officer, director or employee of, and was not nominated by, TD or any of its Affiliates.

     “Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that in the reasonable judgment of the Person or Persons engaging such firm, taking into account any prior relationship with TD or the Company, is independent of such Person or Persons.

     “Ownership Percentage” means, at any time, the quotient, expressed as a percentage, of (i) the Total Voting Power of all Voting Securities Beneficially Owned by TD and its Affiliates divided by (ii) the Total Voting Power of all Voting Securities then outstanding.

     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

     “Prime Rate” means the prime rate, base lending rate or similar bench mark rate in effect from time to time as announced by Citicorp, N.A. (or any successor institution).

     “Regulation Y” means Regulation Y (12 C.F.R. Part 225) or any successor regulation, as promulgated by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

     “Retail Bank” means any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision) that is principally engaged in the business of providing branch-based retail consumer and commercial banking services in the continental United States, other than TD Waterhouse Bank, N.A. (or any successor thereto) or other bank whose primary business is to provide banking services to customers of a brokerage, mutual fund, or other similar consumer financial business in the United States. For the avoidance of doubt, in no circumstances will any banking or other business conducted by TD through its U.S. branches, agencies, representative offices or subsidiary commercial lending companies (as such terms are defined in 12 C.F.R. Section 211.21 or any successor provision), existing as of the date hereof or established, acquired or operated thereafter, be deemed to constitute such branch, agency, representative office or subsidiary commercial lending company a Retail Bank.

     “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

     “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     “Surviving Corporation Charter” means the Certificate of Incorporation of the Surviving Corporation (as defined in the Merger Agreement), the form of which is set forth in Exhibit C to the Merger Agreement, as amended or supplemented from time to time.

     “Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Common Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Common Stock generally.

     “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Voting Securities or any interest in any Voting Securities; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which TD is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of TD’s outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by TD or any of its Subsidiaries, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not TD, expressly assumes all obligations of TD under the Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of TD or TD’s interest in an Affiliate which Beneficially Owns Voting Securities unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

     “Unaffiliated Stockholder Approval” means (i) in the case of a tender or exchange offer, that a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have been tendered and not duly withdrawn at the expiration time of such tender or exchange offer, as it may have been theretofore extended, and (ii) in the case of a merger or consolidation, that the holders of a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have executed written consents in favor of the applicable transaction or that the holders of a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have been duly voted in favor of the applicable transaction at a meeting of stockholders duly called and held.

     “Voting Securities” means at any time shares of any class of Capital Stock or other securities of the Company, other than the Class B Common Stock, which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock.

     Section 1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
Acquisition Merger	Preamble
Banknorth Delaware	Preamble
Berlin Mergerco	Preamble
Closing	Preamble
Company	Preamble
Company Process Agent	Section 5.11(b)
DGCL	Section 1.4
First Offer Price	Section 3.3(a)
Litigation	Section 5.11(a)
Measurement Date	Section 4.9(a)
Merger Agreement	Preamble
Migratory Merger	Preamble
Ownership Cap	Section 2.1
Permanent Suspension	Section 4.9(d)
Process Agent	Section 5.11(b)
Shortfall Amount	Section 4.9(a)
Suspension	Section 4.9(b)
TD	Preamble
TD Process Agent	Section 5.11(b)
Transfer Events	Section 4.9(a)
Transfer Notice	Section 3.3
Transferring Party	Section 3.3(a)

          Section 1.3. Other Definitional Provisions. (a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (c) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          Section 1.4. Methodology for Calculations. For purposes of calculating the number of outstanding shares of Common Stock or Voting Securities and the number of shares of Common Stock or Voting Securities Beneficially Owned by TD and its Affiliates as of any date, any shares of Common Stock or Voting Securities held in the Company’s treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute (the “DGCL”)) shall be disregarded.

ARTICLE II

SHARE OWNERSHIP

          Section 2.1. Acquisition of Additional Voting Securities. (a) During the term of this Agreement, except as provided in paragraph (b) below or Section 2.2 hereof, TD covenants and agrees with the Company that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional Voting Securities, or take any other action as a shareholder or through the Class B Directors or otherwise, if such acquisition or action would result in TD Beneficially Owning Voting Securities representing more than 66 2/3% of the Total Voting Power (the “Ownership Cap”, except that with the approval of a majority of the Designated Independent Directors, the Board may authorize a repurchase of Common Stock by the Company as a result of which TD may Beneficially Own Voting Securities representing up to 70% of the Total Voting Power, in which case the “Ownership Cap”, for all purposes of this Agreement, shall mean the percentage of the Total Voting Power of Voting Securities Beneficially Owned by TD and its Affiliates following the completion of such share repurchase, provided that if following such increase in the Ownership Cap TD’s Ownership Percentage declines to 66 2/3% as a result of Transfers of Voting Securities by TD and its Affiliates, the “Ownership Cap” shall again be 66 2/3%).

          (b) Notwithstanding the foregoing, the acquisition (whether by merger, consolidation or otherwise) by TD or an Affiliate thereof of any Person that Beneficially Owns Voting Securities, or the acquisition of Voting Securities in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of TD’s or such Affiliate’s banking or brokerage business, shall not constitute a violation of the Ownership Cap; provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement, including the Ownership Cap, and (ii) that in the case of an acquisition of another Person, TD uses reasonable best efforts to negotiate terms in connection with the relevant acquisition agreement requiring such other Person to divest itself of sufficient Voting Securities it Beneficially Owns so that the Ownership Cap would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, the consummation of such acquisition (but in no event more than 90 days following such consummation, or such longer period as may be necessary so that neither TD nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act) and, to the extent such divestiture does not occur despite the use of such reasonable best efforts, the successor or surviving Person to such transaction, if not TD or such Affiliate, expressly assumes all obligations of TD or such Affiliate, as the case may be, under this Agreement; and provided, further, that the provisions of paragraph (c) below are complied with.

          (c) (i) If at any time TD or any of its Affiliates Beneficially Own in the aggregate Voting Securities representing more than the Ownership Cap, then TD shall, as soon as is reasonably practicable, but in no event longer than 90 days after its Ownership Percentage first exceeds the Ownership Cap (but in no manner that would require TD or any such Affiliate to incur liability under Section 16(b) of the Exchange Act) Transfer (in any manner permitted by Section 3.2(b), regardless of whether such Transfer occurs prior to or after the second anniversary of the Closing) a number of Voting Securities sufficient to reduce the amount of Voting Securities Beneficially Owned by it and its Affiliates to an amount representing not greater than the Ownership Cap.

     (ii) Notwithstanding any other provision of this Agreement, in no event may TD or any of its Affiliates, directly or indirectly including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any Voting Securities Beneficially Owned by TD and its Affiliates representing in excess of the Ownership Cap.

          (d) Any additional Voting Securities acquired and Beneficially Owned by TD or any of its Affiliates following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such Voting Securities were acquired by TD at the Closing pursuant to the Merger Agreement.

          Section 2.2. Going Private Transactions. (a) TD shall not, and shall cause its Affiliates not to, propose or initiate any Going Private Transaction unless such Going Private Transaction (i) involves the acquisition of or offer to acquire 100% of the Common Stock not owned by TD and its Affiliates (and, in the case of a Going Private Transaction to be effected by means of a tender or exchange offer, includes a commitment by TD or such Affiliate to promptly consummate a short-form merger to acquire any remaining shares of Common Stock at the same price in the event it obtains pursuant to such tender or exchange offer such level of ownership of such classes of Capital Stock that would be required to effect a merger pursuant to Section 253 of the DGCL or any successor provision) and (ii) is conducted in compliance with this Section 2.2.

          (b) Prior to the second anniversary of the Closing, TD shall not, and shall cause its Affiliates not to, propose or initiate any Going Private Transaction unless invited to do so by a majority of the Designated Independent Directors. Any Going Private Transaction effected during this period shall also be subject to the requirements of Section 2.2(c).

          (c) From the second anniversary of the Closing until the fifth anniversary of the Closing:

     (i) TD or any its Affiliates may initiate and hold discussions regarding a Going Private Transaction with the Board on a confidential basis that would not reasonably be expected to require either the Company or TD to make any public disclosure thereof in order to comply with their disclosure obligations under the U.S. federal securities laws or Canadian securities laws. In connection with any such Going Private Transaction, the Designated Independent Directors may retain an Independent Investment Banking Firm and outside legal counsel, the fees and expenses of which shall be borne by the Company. If a majority of the Designated Independent Directors approves such transaction, TD or such Affiliates may publicly announce, commence and effect such Going Private Transaction.

     (ii) Any Going Private Transaction commenced pursuant to this Section 2.2(c) may only be completed if it receives Unaffiliated Stockholder Approval.

          (d) From and after the fifth anniversary of the Closing, TD or any of its Affiliates may propose, initiate or effect a Going Private Transaction, provided that such Going Private Transaction is either approved by a majority of the Designated Independent Directors or by Unaffiliated Stockholder Approval and further provided that TD and its Affiliates shall not propose, publicly announce or initiate a Going Private Transaction pursuant to this Section 2.2(d) without providing prior notice to the Designated Independent Directors and offering to first discuss and negotiate confidentially the terms such proposed Going Private Transaction with the Designated Independent Directors. If requested by a majority of the Designated Independent Directors, TD will use its reasonable best efforts to so negotiate the terms of such proposed Going Private Transaction in good faith, provided that if, notwithstanding the use of such reasonable best efforts, TD and the Designated Independent Directors are unable to agree on the terms of a Going Private Transaction within 60 days, TD may, subject to applicable law, publicly propose to the Company’s shareholders and, subject to receiving Unaffiliated Stockholder Approval thereof, publicly announce, commence and effect a Going Private Transaction. In connection with any such Going Private Transaction, the Designated Independent Directors may retain an Independent Investment Banking Firm and outside legal counsel, the fees and expenses of which shall be borne by the Company.

          Section 2.3. Right of First Refusal to Contribute Capital. Until TD and its Affiliates no longer Beneficially Own Voting Securities representing at least 25% of the Total Voting Power, whenever the Company seeks to raise additional capital in the form of equity securities or securities convertible into, or exercisable or exchangeable for, equity securities, whether for purposes of the funding of an acquisition or the expansion of its business or for any other reason (which shall not include for purposes of this Section 2.3 (i) the issuance of Capital Stock of the Company upon the exercise of, or the grant or award of, employee stock options, stock appreciation rights or similar instruments of the type covered by Section 2.5, (ii) the issuance of preferred stock that would constitute “nonvoting shares” as defined in Section 225.2(q)(2) of Regulation Y and securities issued by subsidiary trusts of the type customarily referred to as “trust preferred securities” (provided that such securities do not constitute Voting Securities) or (iii) the issuance of Capital Stock to the equityholders of another Person as acquisition consideration paid to such equityholders pursuant to the acquisition by the Company of such Person), the Company shall offer to TD the right to provide all or any portion of such additional capital (at TD’s option) in the form of an additional investment in shares of Common Stock or, if the Company proposes to raise such additional capital in the form of other Voting Securities, in such other Voting Securities; provided, however, that if such additional investment would result in a violation of the Ownership Cap, TD may only acquire pursuant to this Section 2.3 such number of shares of Common Stock (or such number of other Voting Securities, as applicable) as would not result in such violation. The purchase price paid by TD or any of its Affiliates for any securities acquired pursuant to this Section 2.3 will be the Fair Market Value of such securities as of the date on which such issuance is approved by the Board. The Company shall provide TD with 10 Business Days prior written notice (or if such notice period is not possible under the circumstances, such prior notice as is practicable) of any proposed issuance subject to this Section 2.3, and TD may exercise its rights under this Section 2.3 and/or Section 2.4 (without duplication) by providing written notice to the Company within 10 Business Days after receiving such written notice from the Company. In the event that, in connection with any capital raising by the Company covered by this Section 2.3, TD gives notice of its intent to exercise its option under this Section 2.3 and it has not purchased the securities subject thereto within 60 days thereafter for reasons not primarily related to actions or omissions of the Company, TD shall be deemed to have waived its rights to purchase such securities under this Section 2.3 with respect to such capital raising (but such waiver shall not affect its rights with respect to such capital raising under Section 2.4, to the extent it has provided notice as contemplated above of its exercise of such rights, or its rights under this Section 2.3 or Section 2.4 with respect to any future capital raising by the Company). Notwithstanding any provision of Section 2.2, no purchase of additional securities pursuant to this Section 2.3 shall be deemed to be a Going Private Transaction for purposes of this Agreement.

          Section 2.4. Stock Purchase Rights. (a) Until TD and its Affiliates no longer Beneficially Own Voting Securities representing at least 25% of the Total Voting Power, if the Company at any time shall propose to issue any shares of Common Stock (whether for financings, acquisitions or otherwise but excluding such issuances pursuant to the exercise of employee stock options, stock appreciation rights or similar instruments of the type covered by Section 2.5), TD shall have the option (to the extent it did not previously exercise its rights pursuant to Section 2.3) to purchase for cash directly from the Company up to a sufficient number of shares of Common Stock at the same purchase price (including any assumed indebtedness which is part of the purchase price and valuing any non-cash consideration at its Fair Market Value) as the price for the additional shares of Common Stock to be issued so that, after the issuance, TD would Beneficially Own the same Ownership Percentage as was Beneficially Owned by TD and its Affiliates immediately prior to the issuance of such additional shares of Common Stock; provided, however, that if such purchase would result in a violation of the Ownership Cap, TD may only purchase such number of shares of Common Stock as would not result in such violation. The Company shall provide such information, to the extent reasonably available, relating to any non-cash consideration as TD may reasonably request in order to evaluate any non-cash consideration paid in respect of any such issuance.

          (b) Until TD and its Affiliates no longer Beneficially Own Voting Securities representing at least 25% of the Total Voting Power, in the event that the Company shall propose to issue options (other than employee stock options, stock appreciation rights or similar instruments of the type covered by Section 2.5) or warrants that are exercisable for, or debt or equity securities that are convertible into or exchangeable for, shares of Common Stock, the Company shall offer TD the opportunity to purchase for cash up to its Ownership Percentage, as of the time of such issuance, of such options, warrants or convertible debt or equity securities at the same purchase price as is offered to the other purchasers thereof; provided, however, that if any exercise, conversion or exchange of such options, warrants or convertible debt or equity securities would result (on a pro forma basis after giving effect to the exercise, conversion or exchange of all other such options, warrants or convertible debt or equity securities issued at such time) in a violation of the Ownership Cap, TD may only purchase such number of options, warrants or convertible debt or equity securities as would not, after giving effect to the exercise, conversion or exchange of all such options, warrants or convertible debt or equity securities, result in such violation. To the extent that TD elects to purchase such options, warrants or convertible debt or equity securities, (x) TD shall not have the right to purchase pursuant to paragraph (a) above the corresponding number of shares of Common Stock underlying such options, warrants or convertible debt or equity securities in connection with the issuance of such underlying shares of Common Stock, and (y) the shares of Common Stock for which such options, warrants or convertible debt or equity securities may be exercised, converted or exchanged shall not be deemed to be Beneficially Owned for purposes of the Ownership Cap unless and until TD and its Affiliates shall have exercised, converted or exchanged such options, warrants or debt or equity securities for shares of Common Stock (and TD shall not exercise or convert any such options, warrants or convertible debt or equity securities to the extent doing so would result in a violation of the Ownership Cap).

          (c) The Company shall provide TD with prior written notice of any issuance subject to this Section 2.4, and TD shall provide written notice to the Company regarding its exercise of its rights pursuant to this Section 2.4, each in connection with the notice required by Section 2.3 and in accordance with the terms of that Section. In the event that, in connection with any proposed issuance by the Company, TD gives notice of its intent to exercise its option under this Section 2.4, and it has not purchased the applicable shares of Common Stock, options, warrants or convertible debt or equity securities concurrently with the related issuance of such securities by the Company for reasons not relating primarily to actions or omissions of the Company, TD shall be deemed to have waived its rights to purchase such securities under this Section 2.4 with respect to such proposed issuance (but such waiver shall not affect its rights under this Section 2.4 or Section 2.3 with respect to any future issuance of securities by the Company).

          Section 2.5. Company Share Repurchases. If, at any time after the Closing and prior to the first date that TD and its Affiliates no longer Beneficially Own Voting Securities representing at least 25% of the Total Voting Power, the Company shall issue shares of Common Stock (i) upon exercise of any option, warrant, stock appreciation right or other similar instrument granted to its directors, officers, employees, consultants or others, or (ii) in the form of restricted shares or similar instruments, in either case pursuant to any compensation, retention, incentive or similar program or arrangement in effect from time to time, then the Company shall, unless prohibited by law, and subject to the receipt of any required regulatory approval, use its reasonable best efforts to repurchase a corresponding number of shares of Common Stock in the open market within 120 days after any such issuance so that the net total number of outstanding shares of Common Stock are not increased by such issuance, provided that the Company shall have no repurchase obligation under this Section 2.5 in the event that the issuances of shares subject hereto, together with any prior issuances contemplated by this Section 2.5 with respect to which the Company has not yet effected repurchases hereunder, do not exceed 1% of the outstanding Common Stock in the aggregate. The Company’s obligation under this Section 2.5 shall be subject to the receipt of any required regulatory approval, and in the event of any such requirement the 120-day period referred to above shall not commence until the receipt of such regulatory approval. In the event that the Company is unable to complete the repurchases contemplated hereby within the 120-day period, the Company shall use its reasonable best efforts to complete such repurchases as promptly as practicable thereafter. The Company shall also be permitted to meet its obligations hereunder by means of an ongoing regular stock repurchase plan, in which case offsetting repurchases may occur prior to the related issuance of Common Stock hereunder.

ARTICLE III

TRANSFER RESTRICTIONS

          Section 3.1. General Transfer Restrictions. The right of TD and its Affiliates to Transfer any Voting Securities is subject to the restrictions set forth in this Article III, and no Transfer of Voting Securities by TD or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

          Section 3.2. Restrictions on Transfer. (a) Without the prior written consent of the Company (acting through a majority of the Designated Independent Directors), during an initial period of two years following the Closing, TD shall not, and shall not permit its Affiliates to, Transfer any Voting Securities or agree to Transfer, directly or indirectly, any Voting Securities; provided that the foregoing restriction shall not prohibit TD or any of its Affiliates from Transferring any Voting Securities (i) to the Company pursuant to Section 2.1(c) or (ii) to an Affiliate of TD that agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto.

          (b) Following the second anniversary of the Closing and until the fifth anniversary of the Closing, TD shall not, and shall not permit its Affiliates to, Transfer any Voting Securities or agree to Transfer, directly or indirectly, any Voting Securities; provided that the foregoing restriction shall not be applicable to Transfers:

     (i) to an Affiliate of TD which agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto;

     (ii) pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether TD or its Affiliates is deemed at such time to be an Affiliate of the Company);

     (iii) subject to Section 3.3, to any Person who, after giving effect to such Transfer, would Beneficially Own Voting Securities representing in the aggregate less than 5% of the Total Voting Power; provided that such Person is an institutional investor which (x) purchases such shares in the normal course of its investment business, for investment purposes only, and with no intention of influencing control of the Company and (y) provides appropriate certification to the Company as to the foregoing matters;

     (iv) pursuant to a firm commitment, underwritten distribution to the public, registered under the Securities Act, in which TD uses its commercially reasonable efforts to (A) effect as wide a distribution of such Voting Securities as is reasonably practicable, and (B) not knowingly, sell Voting Securities to any Person who after consummation of such offering would have Beneficial Ownership of Voting Securities representing in the aggregate 5% or more of the Total Voting Power;

     (v) as a bona fide pledge to a financial institution, entered into in good faith and not for the purpose of avoiding the restrictions set forth in this Agreement and with the prior written consent, not to be unreasonably withheld or delayed, of and on terms reasonably satisfactory to the Company (acting through a majority of the Designated Independent Directors); provided that the amount of Voting Securities subject to the pledge does not exceed 19.9% of the Total Voting Power; or

     (vi) with the Company’s prior written consent (provided by a majority of the Designated Independent Directors).

          (c) Subject to the provisions of Section 3.3, following the second anniversary of the Closing, TD and its Affiliates may Transfer Voting Securities or agree to Transfer Voting Securities to a Person that would Beneficially Own Voting Securities representing in the aggregate more than 10% of the Total Voting Power; provided, that if TD and its Affiliates would Beneficially Own Voting Securities representing in the aggregate less than 50% of the Total Voting Power as a result of such Transfer, TD and its Affiliates shall condition such Transfer by them to such Person upon such Person contemporaneously therewith offering to acquire, or acquiring, on the same price and other financial terms and conditions as are applicable to TD and/or its Affiliates in such Transfer, either (x) 100% of the Voting Securities Beneficially Owned by stockholders of the Company other than TD and its Affiliates or (y) a number of Voting Securities Beneficially Owned by stockholders of the Company other than TD and its Affiliates equal to the product of (A) the aggregate number of Voting Securities Beneficially Owned by stockholders of the Company other than TD and its Affiliates multiplied by (B) a fraction, the numerator of which is the number of Voting Securities proposed to be Transferred by TD and its Affiliates to such Person and the denominator of which is the aggregate number of Voting Securities Beneficially Owned by TD and its Affiliates on the date of such Transfer; and provided, further, that a Transfer pursuant to this Section 3.2(c) may only be made prior to the third anniversary of the Closing if the Chief Executive Officer of TD advises the Board that he has determined to make such Transfer based on his good faith assessment of the requirements of TD’s financial or capital situation at such time, exercising his business judgment based on changes in circumstances since the date of this Agreement. In order for the conditions in the preceding proviso to be satisfied, (A) such Person shall make such offer in compliance with applicable law, including, if applicable, Section 14(d)(1) of the Exchange Act and Regulation 14D promulgated thereunder and (B) if a result of such Transfer, such Person would, following such Transfer, Beneficially Own Voting Securities representing in the aggregate more than 15% of the Total Voting Power but less than 90% of each class of Capital Stock of which ownership would be required in order to effect a merger pursuant to Section 253 of the DGCL or any successor provision, such Person must, in connection with the closing of such transaction, agree to be bound by this Agreement as fully as if it were an initial signatory hereto. The provisions of this Section 3.2(c) shall only apply for as long as TD and its Affiliates Beneficially Own Voting Securities representing at least 25% of the Total Voting Power.

          Section 3.3. Right of First Offer. Prior to making any offer to Transfer any Voting Securities pursuant to clause (iii) of Section 3.2(b) or any offer to Transfer (in one transaction or series of related transactions) less than 100% of the Voting Securities Beneficially Owned at such time by TD and its Affiliates pursuant to Section 3.2(c), TD and/or its Affiliates proposing to effect such Transfer (collectively, the “Transferring Party”) shall give the Company the opportunity to purchase such Voting Securities in the following manner:

          (a) The Transferring Party shall give written notice (a “Transfer Notice”), to the Company stating such Transferring Party’s intention to effect such a Transfer, the number of and description of the Voting Securities subject to such Transfer, the price and terms on which such Transferring Party proposes to offer such Voting Securities for Transfer (the “First Offer Price”) and the other material terms upon which such Transfer is proposed to be made.

          (b) Upon receipt of the Transfer Notice, the Company will have an irrevocable option to purchase all of the Voting Securities subject to such Transfer Notice at the First Offer Price and otherwise on the terms and conditions described in the Transfer Notice. The Company shall, within 5 Business Days from receipt of the Transfer Notice, indicate if it accepts such offer by sending irrevocable written notice of any such acceptance to the Transferring Party, and the Company shall then be obligated to purchase all such Voting Securities on the terms and conditions set forth in the Transfer Notice.

          (c) If the Company elects to purchase all of such Voting Securities, the Company and the Transferring Party shall be legally obligated to consummate such transaction and shall use their commercially reasonable efforts to consummate such transaction as promptly as practicable but in any event within 5 Business Days following the delivery of such election notice or, if later, 5 Business Days after receipt of all required regulatory approvals (but in no event more than 90 days after the delivery of such election notice). In the event that the number of Voting Securities to be purchased by the Company in connection with its exercise of its rights pursuant to this Section 3.3 in any twelve-month period would exceed 4.9% of the total number of outstanding Voting Securities at the date of the Transfer Notice (or, if more than one Transfer Notice has been given, the date of the last of such Transfer Notices), the Company may, at its option, designate any Person to purchase the Voting Securities subject to such Transfer Notice; provided that if the closing of the purchase of the Voting Securities by any such designee is delayed by reason of the need by such designee to obtain required regulatory approvals beyond the date on which the Company could have consummated such purchase pursuant to the first sentence of this Section 3.3(c), the purchase price for such Voting Securities shall also include interest on the First Offer Price for the Voting Securities subject to the Transfer Notice at the Prime Rate from the date on which the Company would have been legally permitted to consummate such purchase to but excluding the date that the designee actually purchases the shares.

          (d) If the Company does not elect to purchase all of such Voting Securities pursuant to this Section 3.3 (or if, having made such election, does not complete such purchase within the applicable time period specified in Section 3.3(c)), then the Transferring Party shall be free for a period of 90 days from the date the election notice was due to be received from the Company to enter into definitive agreements to Transfer such Voting Securities to a transferee for consideration having a value not less than 95% of the First Offer Price; provided that any such definitive agreement provides for the consummation of such Transfer to take place within nine months from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Transfer Notice. In the event that the Transferring Party has not entered into such a definitive agreement with such 90-day period, or has so entered into such an agreement but has not consummated the sale of such Voting Securities within nine months from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Transferring Party shall not Transfer or offer to Transfer such Voting Securities not so Transferred without again complying with this Section 3.3, to the extent applicable.

          Section 3.4. Legend on Securities. (a) Each certificate representing shares of Company Common Stock Beneficially Owned by TD or its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:

     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 25, 2004, BETWEEN TD BANKNORTH INC. (THE “COMPANY”) AND THE TORONTO-DOMINION BANK, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

          (b) Upon any acquisition by TD or any of its Affiliates of additional shares of Company Common Stock, TD shall, or shall cause such Affiliate to, submit the certificates representing such shares of Company Common Stock to the Company so that the legend required by this Section 3.4 may be placed thereon (if not so endorsed upon issuance).

          (c) The Company may make a notation on its records or give instructions to any transfer agents or registrars for the Company Common Stock in order to implement the restrictions on Transfer set forth in this Agreement.

          (d) In connection with any Transfer of shares of Company Common Stock, the transferor shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws.

ARTICLE IV

CORPORATE GOVERNANCE

          Section 4.1. Composition of the Board. (a) Prior to the Effective Time, the Company, as the sole stockholder of Banknorth Delaware, shall take all requisite action so that, effective as of the Effective Time, the Board shall initially be composed of up to 19 Directors consisting of (i) the individuals constituting the Board on the date of the Closing (provided that such number does not exceed 14, in which case the Company shall take all requisite action to designate no more than 14 of such individuals to become directors of Banknorth Delaware pursuant to this Section 4.1), including the Chief Executive Officer of the Company and the Designated Independent Directors, who shall be Class A Directors, and (ii) up to five individuals designated by TD in writing to the Company not less than 15 days prior to the expected date of the Closing (or, if such period of notice is not practicable under the circumstances because an individual who has been so designated is no longer available for such service, such prior notice as is practicable), who shall be Class B Directors. Except as provided in Section 4.1(b), the size and composition of the Board may thereafter be changed as permitted by and in accordance with applicable law and the Surviving Corporation Charter and the By-Laws of the Surviving Corporation; provided, however, that none of TD or its Affiliates may vote its shares, execute a written consent as a stockholder or otherwise act to remove, or fail to re-elect, any person serving as a director of Banknorth immediately prior to the Effective Time who becomes a Class A Director immediately following the Effective Time, prior to the date that such director would have been required to stand for re-election of Banknorth measured as of the date hereof.

          (b) Following the Closing, (i) the Board shall include the Designated Independent Directors, (ii) the present Chief Executive Officer of the Company shall continue to serve as Chairman and a Director of the Company as long as he is the Chief Executive Officer of the Company and (iii) the number of Class B Directors serving at any time shall be as designated from time to time by the holder of the Class B Common Stock, subject to Section 4.9(b) and provided that the number of Class B Directors shall not exceed the sum of (x) one plus (y) the total number of Class A Directors then in office. Each Designated Independent Director shall remain in office until his or her successor as Designated Independent Director has been duly nominated and elected or appointed as a Director. Upon the resignation, retirement or other removal from office of any Designated Independent Director, the remaining Designated Independent Directors (or, if no Designated Independent Directors are then in office, a majority of the Independent Directors) shall as promptly as practicable fill such vacancy either by designating and nominating a new candidate (who must meet the requirements of an Independent Director) to fill such office or by designating another Independent Director then in office as a Designated Independent Director, subject in each case to the consent of a majority of the Directors on the Nominating Committee, which (subject to the exercise of their fiduciary duties) shall not be unreasonably withheld. Nominations for election or reelection of a Class A Director in connection with any meeting held for the purpose of electing Class A Directors shall be made by a majority of the Designated Independent Directors, subject to the consent of a majority of the Directors then serving on the Nominating Committee, which (subject to the exercise of their fiduciary duties) shall not be unreasonably withheld).

          Section 4.2. Vote Required for Board Action; Board Quorum. (a) Any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at such meeting, including a majority of the Class B Directors present at such meeting.

          (b) A quorum for any meeting of the Board shall require the presence of (i) a majority of the total number of authorized directors then constituting the entire Board and (ii) a majority of the Class B Directors then in office.

          (c) TD shall, and shall cause each of its Affiliates who hold Voting Securities to, be present in person or represented by proxy at all meetings of securityholders of the Company to the extent necessary so that all Voting Securities Beneficially Owned by TD and its Affiliates

shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

          Section 4.3. Committees. To the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed) and except as otherwise determined by the Board (in accordance with Section 4.2) or as provided in Section 4.3(d) and subject to Section 4.9(b), each committee of the Board shall consist of a majority of Class B Directors and not fewer than two Class A Directors. All decisions of such committees shall require the affirmative vote of a majority of the Directors then serving on such committee.

          (b) To the extent that no Class B Director is permitted to serve on a particular committee under applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed), the Company shall take all necessary action to permit at least one Class B Director to attend each meeting of such committee as a non-voting observer, in each case to the extent permitted by such applicable laws, rules and regulations.

          (c) The Nominating Committee of the Board shall consist of four Class B Directors and three of the Designated Independent Directors (selected by majority vote of all the Designated Independent Directors from among their number), each of whom shall meet the requirements of any applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed). All decisions of the Nominating Committee shall require the affirmative vote of a majority of the Directors then serving on such committee.

          (d) The Designated Independent Directors Committee of the Board shall be comprised solely of all of the Designated Independent Directors. Notwithstanding anything to the contrary contained herein, any action or determination of or by the Designated Independent Directors may be exercised by the Designated Independent Directors Committee.

          Section 4.4. Certificate of Incorporation and Bylaws to be Consistent. The Board shall take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Certificate of Incorporation and the Bylaws of the Company contain provisions consistent with the terms of this Agreement (including without limitation this Article IV) and none of the Certificate of Incorporation or the Bylaws of the Company or any of the corresponding constituent documents of the Company’s Subsidiaries contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights of the Company or of TD and its Affiliates hereunder. None of the Company, the Board, any committee thereof or TD or any of its Affiliates shall take or cause to be taken any action inconsistent with the terms of this Agreement (including without limitation this Article IV) or TD’s or the Company’s rights hereunder. Without limiting the generality of the foregoing, any stockholders’ rights plan or other anti-takeover measure adopted by the Company shall exclude TD and its Affiliates from its operation in all respects, and shall not impair in any respect the rights of TD or any of its Affiliates hereunder, including their rights under Section 3.2.

          Section 4.5. Information Rights. The Company acknowledges that TD’s investment in the Company pursuant to the Merger Agreement is material and strategic to TD. Accordingly, the Company shall provide TD, on an ongoing and current basis, such access to and information with respect to the Company’s business, operations, plans and prospects as TD may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in the Company.

          (b) Without limiting the generality of the foregoing, as soon as reasonably practicable following the end of each fiscal quarter and fiscal year of the Company, the Company shall furnish to TD the consolidated and consolidating financial statements of the Company (including providing draft statements as such statements become available and, with respect to fiscal years, audit reports as such reports become available), together with such supporting detailed information as TD may reasonably request to enable it to prepare its own consolidated financial statements. In addition, the Company shall furnish to TD, promptly after the end of each calendar month, copies of internal management financial reports regarding the Company’s financial results and operations, containing such information as TD may reasonably request from time to time.

          (c) During any Suspension and following a Permanent Suspension:

     (i) Subject to the requirements of law, TD shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.5 unless such information (w) is or becomes publicly available other than as a result of a breach of this Section 4.5(c) by TD or its representatives; (x) was within the possession of TD or any of its representatives prior to its being furnished to TD by or on behalf of Banknorth, provided that the source of such information was not known by TD to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, Banknorth with respect to such information; (y) is or becomes available to TD or any of its representatives on a non-confidential basis from a source other than Banknorth or any of its Representatives; provided that such source was not known to TD to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, Banknorth with respect to such information; or (z) is independently developed by or on behalf of TD without violating any of its obligations under this Section 4.5(c).

     (ii) In the event TD believes that it is legally required to disclose any information or documents contemplated by this Section 4.5(c), it shall to the extent possible under the circumstances provide reasonable prior notice to the Company so that the Company may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

     (iii) Notwithstanding the foregoing, TD may disclose any information or documents contemplated by this Section 4.5(c) in a filing with a Governmental Entity to the extent required by applicable law, provided that it shall to the extent practicable under the circumstances provide prior notice to the Company.

     (iv) The rights of TD and the obligations of the Company hereunder shall be subject to applicable laws relating to the exchange of information and other applicable laws. The provisions of this Section 4.5(c) shall survive any termination of this Agreement.

          (d) Subject to applicable law, the Company will, and will cause each of its Subsidiaries to, make available to representatives of the Office of the Superintendent of Financial Institutions (Canada) and any other regulatory agencies with authority over TD, such of its books, records and personnel, and provide access to such of its offices and other facilities, as such representatives may from time to time request, and will comply promptly and fully with any request for information that such representatives may make from time to time.

          Section 4.6. Trade Name. The Company and its Subsidiaries shall use the trade name “TD Banknorth” as their brand and marketing name for general application, subject to such limitations and variations, if any, as TD and the Company may from time to time agree upon; provided, however, that this provision shall terminate (subject to a reasonable transition period as appropriate to avoid undue disruption of the Company’s business without impairing TD’s intellectual property rights in its brand) upon written request by either the Company or TD to the other following a Permanent Suspension. Such use shall be subject to such customary restrictions, limitations and regulations as TD shall establish from time to time.

          Section 4.7. Corporate Opportunities.

          (a) In recognition of the fact that the Company and TD currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities (subject, in each such case, to the provisions of Section 4.10), and in recognition of the benefits to be derived by the Company through its continued contractual, corporate and business relations with TD (including possible service of officers and directors of TD as officers and directors of the Company), the provisions of this Section 4.7 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve TD and its officers and directors, and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith. In furtherance of the foregoing (but without limiting the provisions of Section 4.10), the Company renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to Section 4.7 to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), and TD renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity presented to a director or officer of TD and allocated to the Company pursuant to Section 4.7 to the fullest extent permitted by applicable law.

          (b) Subject to Section 4.10, TD shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Company, and neither TD nor any officer or director thereof (except as provided in Section 4.7(c)) shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of TD. In the event that TD acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both TD and the Company, TD shall have no duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that TD pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Company.

          (c) In the event that a director or officer of the Company who is also a director or officer of TD acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company and TD, such director or officer of the Company shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Company and its stockholders with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy:

     (i) A corporate opportunity offered to any Person who is an officer of the Company, and who is also a director but not an officer of TD, shall belong to the Company;

     (ii) A corporate opportunity offered to any Person who is a director but not an officer of the Company, and who is also a director or officer of TD, shall belong to the Company if such opportunity is expressly offered to such Person in writing solely in his or her capacity as a director of the Company, and otherwise shall belong to TD; and

     (iii) A corporate opportunity offered to any Person who is an officer of both the Company and TD (other than the Chief Executive Officer of the Company if at the relevant time he is also an officer of TD, with respect to whom opportunities shall be subject to paragraph (i) above except if such opportunity is expressly offered to such individual in writing solely in his or her capacity as an officer of TD) shall belong to the Company if such opportunity is expressly offered to such Person in writing solely in his or her capacity as an officer of the Company, and otherwise shall belong to TD.

     (d) For purposes of this Section 4.7 only:

     (i) A director of the Company who is Chairman of the Board of Directors of the Company or of a committee thereof shall not be deemed to be an officer of the Company by reason of holding such position (without regard to whether such position is deemed an office of the Company under the By-Laws of the Company), unless such Person is a full-time employee of the Company; and

     (ii) (A) The term “Company” shall mean the Company and its Subsidiaries, and (B) the term “TD” shall mean TD and its Subsidiaries (other than the Company and its Subsidiaries).

          Section 4.8. NYSE Listing. Except following the completion of a Going Private Transaction conducted in accordance with Section 2.2 or with the prior consent of a majority of the Designated Independent Directors, TD will not take or cause the Company to take any action to delist, or that would reasonably be expected to result in the delisting of, the

Common Stock from the New York Stock Exchange; provided that nothing in this Section 4.8 shall (i) prohibit any such action if such delisting is undertaken, in consultation with the Designated Independent Directors, in connection with the establishment of the quotation of the Common Stock on the NASDAQ National Market or (ii) require TD or any of its Affiliates to take any affirmative action to prevent the Common Stock from being delisted by the New York Stock Exchange in the event that the Common Stock ceases to meet the applicable New York Stock Exchange listing standards.

          Section 4.9. Suspension, Termination of Certain Provisions. The provisions of Sections 4.2 and 4.3 shall be temporarily suspended in the event that TD and its Affiliates Beneficially Own Voting Securities representing in the aggregate less than 50% of the Total Voting Power as a result of (i) Transfers of Voting Securities by TD and its Affiliates (“Transfer Events”) and such minority ownership position continues for at least 30 consecutive days or (ii) dilution or other actions or events other than Transfer Events, provided that no such suspension shall occur as a result of this clause (ii) if TD and its Affiliates (x) do not at any time Beneficially Own Voting Securities representing in the aggregate less than 35% of the Total Voting Power and do not after ceasing to Beneficially Own Voting Securities representing at least 50% of the Total Voting Power Transfer any Voting Securities other than to an Affiliate unless within 30 days thereafter TD and its Affiliates repurchase an amount of Voting Securities at least equal to the amount so Transferred, (y) reacquire, at any time prior to the first anniversary of a Measurement Date, Beneficial Ownership of Voting Securities representing at least 50% of the Shortfall Amount as of such Measurement Date, and (z) prior to the second anniversary of the most recent Measurement Date, regain Beneficial Ownership of Voting Securities representing at least a majority of the Total Voting Power.

          A “Measurement Date” shall mean (i) the date on which the Voting Securities Beneficially Owned by TD and its Affiliates first represent less than 50% of the Total Voting Power as a result of dilution or other actions or events other than Transfer Events, and (ii) any subsequent date on which another event occurs (other than any Transfer of Voting Securities by TD or an Affiliate of TD) that further decreases such Beneficial Ownership by at least 2% of Total Voting Power since the immediately preceding Measurement Date.

          “Shortfall Amount” shall mean, as of any Measurement Date, the difference between (i) 50% and (ii) the Total Voting Power (expressed as a percentage) represented by the Voting Securities Beneficially Owned by TD and its Affiliates as of such Measurement Date.

          (b) During any suspension of Sections 4.2 and 4.3 pursuant to Section 4.9(a) (a “Suspension”) or following a Permanent Suspension pursuant to Section 4.9(d):

     (i) the holder of the Class B Common Stock shall have the right to nominate and elect that number of Class B Directors, rounded to the nearest whole number, as would represent the same percentage of the total number of authorized directors then constituting the entire Board of Directors (after giving effect to the election of such Class B Directors) as the percentage of the Total Voting Power represented by the Voting Securities Beneficially Owned by TD and its Affiliates as of the record date for such election; provided that in no event shall the number of Class B Directors nominated and elected by TD pursuant to this provision constitute (x) 50% or more of the total number of Directors then in office, or (y) less than one Director, and

     (ii) to the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed), Class B Directors designated by TD for such committee appointment shall be nominated to serve on each committee of the Board so that after such appointment(s), the ratio of such designated Class B Directors who are members of such committee to the total number of members of such committee is not less (subject to rounding to the nearest whole number) than the ratio of the number of Class B Directors entitled to be designated by TD pursuant to clause (i) above to the total number of authorized Directors then constituting the entire Board, provided that in no event shall the number of Directors that TD is so entitled to designate for such committee appointment be (x) 50% or more of the Directors serving on such committee or (y) less than one.

          In connection with any Suspension or Permanent Suspension, TD shall procure the immediate resignations of such Directors from the Board of Directors and the relevant committees thereof as is necessary to achieve the representation contemplated by this Section 4.9(b). TD agrees that it will not, in its capacity as a stockholder of the Company, take any actions which are inconsistent with the provisions of this Section 4.9(b). During any Suspension or Permanent Suspension, TD shall not nominate any Directors for election other than the number of Class B Directors it is entitled to designate pursuant to clause (i) of this Section 4.9(b).

          (c) Subject to paragraph (d) below, if at any time during a Suspension, TD and its Affiliates Beneficially Own Voting Securities representing in the aggregate 50% or more of the Total Voting Power, such Suspension shall automatically terminate and the provisions of Sections 4.2 and 4.3 shall automatically be reinstated. A subsequent decrease in TD’s and its Affiliates’ Beneficial Ownership of Voting Securities below 50% of the Total Voting Power shall again trigger the provisions of this Section 4.9 in accordance with its terms, in which event new measurement periods pursuant to clauses (i) and (ii)(y) and (z) of paragraph (a) and pursuant to paragraph (d) shall commence; provided that if within six months following any such termination of a Suspension that had resulted from Transfer Events, another Suspension resulting from Transfer Events occurs, such new measurement periods with respect to such subsequent Suspension shall not commence and such subsequent Suspension shall be deemed, for purposes of Section 4.9(d), to be a continuation of the prior Suspension.

          (d) If a Suspension shall have occurred and be continuing for 12 consecutive months (a “Permanent Suspension”), the provisions of Sections 4.2 and 4.3 (and the corresponding sections of the Surviving Corporation Charter) shall thereafter terminate.

          Section 4.10. Acquisition of Competing Entities. Neither TD nor its Affiliates shall acquire control of (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) a Retail Bank except pursuant to an Incidental Acquisition. If TD or any of its Affiliates does so acquire control of a Retail Bank in connection with an Incidental Acquisition, TD or its applicable Affiliate shall, within six months of the date of such acquisition and at its sole election, (i) initiate good faith discussions regarding the contribution of the acquired Retail Bank to the Company on terms mutually agreed to by TD or such Affiliate and a majority of the Designated Independent Directors, who shall have the authority to retain an Independent Investment Banking Firm and outside legal counsel in connection therewith, (ii) initiate good faith discussions regarding a Going Private Transaction in accordance with the then-applicable provisions of Section 2.2 and, if TD or such Affiliate and a majority of the Designated Independent Directors approve the terms of such a Going Private Transaction or, to the extent such approval is not required under the then-applicable provisions of Section 2.2, TD or such Affiliate otherwise complies with its obligations under Section 2.2 and thereafter elects to commence a Going Private Transaction, use reasonable best efforts to consummate such Going Private Transaction as promptly as practicable thereafter or (iii) commence a process to dispose of the acquired Retail Bank as promptly as commercially practicable, but in any event TD or its Affiliate shall enter into a definitive agreement with respect to such disposition within two years after the date of consummation of the acquisition of such Retail Bank. In the event that TD or its applicable Affiliate elects to comply with clause (i) or clause (ii) of this Section 4.10 but (x) is unable to agree on terms with respect to a contribution or a Going Private Transaction, as the case may be, with a majority of the Designated Independent Directors (if, in the case of compliance with clause (ii) of this Section 4.10, the approval of such a majority is required pursuant to the then applicable provisions of Section 2.2), or (y) such contribution or Going Private Transaction is not consummated within 9 months of the commencement thereof (whether because the Unaffiliated Stockholder Approval was not received, necessary regulatory approvals were not received or for any other reason not within the control of TD and its Affiliates), TD or such Affiliate shall thereafter comply with clause (iii) of this Section 4.10, provided that if a contemplated contribution or Going Private Transaction is not consummated within 9 months of the commencement thereof as contemplated by clause (y), the applicable time period within which TD must enter into a definitive agreement with respect to such disposition shall be the later of (1) two years after the consummation of the acquisition of such Retail Bank and (2) six months after the termination of such attempted contribution or Going Private Transaction.

ARTICLE V

MISCELLANEOUS

          Section 5.1. Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

          Section 5.2. Termination. Except as otherwise provided in this Agreement, this Agreement and the rights and obligations of the parties hereunder shall terminate upon the first date on which TD and its Affiliates Beneficially Own either (i) Voting Securities representing less than 15% of the Total Voting Power, or (ii) 90% or more of each class of Capital Stock of which ownership would be required in order to effect a merger pursuant to Section 253 of the DGCL or any successor provision (acquired in compliance with the terms of this Agreement). Nothing in this Section 5.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          Section 5.3. Ownership Information. For purposes of this Agreement, all determinations of the amount of outstanding Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of written notice to TD.

          (b) If at any time or from time to time the Company becomes aware of any event that has caused, or which could reasonably be expected to cause, TD’s Beneficial Ownership of Voting Securities to decrease below a majority of the Total Voting Power, such as receipt of an option holder’s notice to exercise such option(s), the Company shall promptly (but in no event more than five Business Days thereafter) notify TD thereof.

          Section 5.4. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Designated Independent Directors (and in any event at least one Designated Independent Director). The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          Section 5.5. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          Section 5.6. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of TD under any other agreement with the Company, the terms of this Agreement shall govern.

          Section 5.7. Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger), by any party without the prior written consent of the other party (approved, in the case of the Company, by a majority of the Designated Independent Directors), provided that TD may assign its rights and obligations hereunder (in whole or in part) to an Affiliate of TD that agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

          Section 5.8. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          Section 5.9. Remedies. Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

          (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          Section 5.10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attention: William J. Ryan
Chairman, President and
Chief Executive Officer
Fax: (207) 761-8587

with a copy (which shall not constitute notice) to:

Elias, Matz, Tiernan & Herrick L.L.P.
12th Floor, The Walker Building
734 15th Street, N.W.
Washington, D.C. 20005
Attention: Gerard L. Hawkins, Esq.
Fax: (202) 347-2172

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
Fax: (212) 403-2000

If to TD:

The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2
Attention: General Counsel
Fax: (416) 308-1943

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Lee Meyerson
Fax: (212) 455-2502

          Section 5.11.Governing Law; Consent to Jurisdiction . This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 5.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (b) TD hereby irrevocably designates its New York Branch located at 31 West 52nd Street, New York, NY 10019 (in such capacity, the “TD Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the TD Process Agent, the party effecting such service shall also deliver a copy thereof to TD in the manner provided in Section 5.10. Each of the parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

          (c) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by TD and Banknorth to jurisdiction and service contained in this Section 5.11 is solely for the purpose referred to in this Section 5.11 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. If the TD Process Agent shall cease to act as such or to exist, TD covenants that it shall appoint without delay another such agent reasonably satisfactory to Banknorth.

          Section 5.12. Interpretation . The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          Section 5.13. Effectiveness. This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Merger Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement shall automatically be of no force or effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

BANKNORTH GROUP, INC.
By:	/s/ William J. Ryan
	Name:	William J. Ryan
	Title:	President and Chief Executive Officer

BERLIN DELAWARE INC.
By:	/s/ William J. Ryan
	Name:	William J. Ryan
	Title:	President and Chief Executive Officer

THE TORONTO-DOMINION BANK
By:	/s/ W. Edmund Clark
	Name:	W. Edmund Clark
	Title:	President and Chief Executive Officer

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